SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 1, 2004

eXegenics Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	00-26078 (Commission File Number)	75-2402409 (I.R.S. Employer Identification No.)

1250 Pittsford-Victor Road
Building 200, Suite 280
Pittsford, New York 14534

(Address of principal executive
offices including zip code)

(585) 218-4368

(Registrant’s telephone number,
including area code)

(Former name or former address, if changed since last report)

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2004 the Company entered into an Intellectual Property Assignment Agreement to license the Company’s QCT drug discovery technology to NLC Pharma, Inc. Pursuant to the Agreement the Company will receive up to $20 million from royalties, licenses or the sale of QCT technology to third parties that are generated by NLC Pharma. NLC Pharma, Inc. is a Delaware corporation based in Israel, led by Dr. Dorit Arad and focused on rational drug design using the QCT technology.

Section 3 - Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 1, 2004, the Company received a letter from NASDAQ stating that, in addition to the bid price deficiency, the Company was no longer in compliance with NASDAQ’s independent director and audit committee requirements rule, as set forth in NASDAQ market Rules 4350-1(c) and 4350-1(d)(2) due to the retirement of John Huntz. The letter also stated that the NASDAQ listings qualifications staff has raised public interest concerns in accordance with NASDAQ marketplace rules 4300 and 4330(a)(3). The letter states that these issues will be discussed at the Thursday, September 9, 2004 listing qualifications hearing. Tomorrow’s appeal comes after the Company had received official notification on July 26, 2004 from The Nasdaq Stock Market that it is not in compliance with the minimum $1.00 closing bid price per share requirement, as set forth in NASD Marketplace Rule 4310(c)(4). Accordingly, the Company’s common stock was subject to delisting from The Nasdaq SmallCap Market effective August 4, 2004. On August 2, 2004 the Company requested and was granted a second hearing by NASDAQ to appeal this determination which is to be held on Thursday, September 9, 2004.

Section 8 - Other Events

Item 8.01 Other Events.

On September 8, 2004, the board of directors of the Company appointed David Lee Spencer to serve as the third independent director of the audit committee.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

     4.1 Intellectual Property Assignment Agreement between eXegenics, Inc. and NLC Pharma, Inc. dated as of August 16, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eXegenics Inc. (Registrant)
Dated: September 8, 2004	By:	/s/ David E. Riggs
David E. Riggs, President